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Jeff Donnelly
Chief Financial Officer
(240) 744-1190

Briony Quinn
Senior Vice President
(240) 744-1196

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY COMPANY APPOINTS MICHAEL A. HARTMEIER TO BOARD OF DIRECTORS
BETHESDA, Maryland, Monday, August 31, 2020 - DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that it has appointed Michael A. Hartmeier to the Board of Directors effective October 1, 2020.
“Mike has been a trusted advisor to the Company for many years. His extensive capital markets and M&A experience will be a valuable resource as we seek to maximize shareholder value,” stated Mark W. Brugger, President and Chief Executive Officer of the Company.
Mr. Hartmeier is the former Group Head of Lodging, Gaming and Leisure Investment Banking at Barclays. His prior roles include group head positions in hospitality and gaming for Lehman Brothers and Credit Suisse First Boston. Mr. Hartmeier has completed over $125 billion in financing and advisory assignments during his 25 years as an investment banker. Mr. Hartmeier received his Masters of Business Administration from Harvard Business School and a B.A. in Economics-Business from the University of California Los Angeles (“UCLA”). While at UCLA, he was awarded the Pacific-10 Conference Medal. He is a Certified Public Accountant (non-practicing) and began his career as an auditor at Price Waterhouse.
About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in destination resort locations and top gateway markets. The Company owns 31 premium quality hotels with over 10,000 rooms. The Company has strategically positioned its hotels to be operated both leading global brands as well as unique boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.